Exhibit 5.3

Brownstein Hyatt Farber Schreck, LLP
702.382.2101 main
100 North City Parkway, Suite 1600
Las Vegas, Nevada 89106

June 26, 2026
DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, Florida 33487

To the addressee set forth above:

We have acted as local Nevada counsel to DeFi Development Corp., a Nevada corporation (the “Company”), which is the resulting entity (as defined in Nevada Revised Statutes 92A.090) in the conversion of DeFi Development Corp., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”), in connection with the filing by the Company of a Current Report on Form 8-K, incorporated by reference into the Registration Statements on Form S-1, including the prospectuses contained therein (collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on:

(A)June 11, 2025, as File No. 333-287964, as amended by Amendment No. 1 to Form S-1, filed on June 23, 2025, relating to the registration for offer and resale, from time to time, by the selling stockholders listed therein (collectively, the “June Selling Stockholders”), of up to 12,375,896 shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”), comprising (i) 4,306,527 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of convertible notes (the “Convertible Notes”), issued by the Delaware Corporation pursuant to the Securities Purchase Agreement, dated April 4, 2025 (the “April 2025 SPA”), by and between the Delaware Corporation and the June Selling Stockholders identified therein, (ii) (a) 2,447,102 shares of Common Stock (the “First Warrant Shares”) issuable upon exercise of warrants with an initial exercise price of $17.14 per share (the “First Warrants”) and (b) 1,957,648 shares of Common Stock (the “Second Warrant Shares”) issuable upon exercise of warrants with an initial exercise price of $21.43 per share (the “Second Warrants”), each issued by the Delaware Corporation pursuant to the April 2025 SPA, (iii) 2,210,866 shares of Common Stock (the “SPA Shares”) issued by the Delaware Corporation pursuant to the Securities Purchase Agreement, dated May 1, 2025 (the “May 2025 SPA”, and together with the April 2025 SPA, the “SPAs”), by and between the Delaware Corporation and the June Selling Stockholders identified therein and (iv) 1,453,753 shares of Common Stock (together with the First Warrant Shares and the Second Warrant Shares, the “SPA Warrant Shares”) issuable upon exercise of pre-funded warrants with an initial exercise price of $0.0014 per share (together with the First Warrants and the Second Warrants, the “SPA Warrants”) issued by the Delaware Corporation pursuant to the May 2025 SPA;

(B)June 16, 2025, as File No. 333-288067, as amended by Amendment No. 1 to Form S-1, filed on June 20, 2025, relating to the registration for offer and resale, from time to time, by RK Capital Management LLC and its affiliates identified therein (collectively, “RK Capital”), of up to 39,350,952 shares

DeFi Development Corp.
June 26, 2026

of Common Stock (the “ELOC Shares”) issuable to RK Capital from time to time pursuant to the Share Purchase Agreement, dated June 11, 2025 (the “ELOC Agreement”), by and between the Delaware Corporation and RK Capital;

(C)on September 9, 2025, as File No. 333-290133, as amended by Amendment No. 1 to Form S-1, filed on October 14, 2025, relating to the registration for offer and resale, from time to time, by the selling stockholders listed therein (the “September Selling Stockholders”, and together with the June Selling Stockholders and RK Capital, the “Selling Stockholders”), of up to 9,953,543 shares of Common Stock, comprising (i) 4,171,907 shares of Common Stock (together with the SPA Shares, the “Resale Shares”) and (ii) 5,781,636 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of pre-funded warrants with an initial exercise price of $0.0001 per share (the “PIPE Warrants”), each issued by the Delaware Corporation pursuant to the Subscription Agreements, dated August 24, 2025 (the “Subscription Agreements”), by and between the Delaware Corporation and the September Selling Stockholders named therein; and

(D)on October 28, 2025, as File No. 333-291128, relating to the issuance and sale of up to 3,898,856 shares of Common Stock (together with the SPA Warrant Shares and the PIPE Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants with an initial exercise price of $22.50 per share (the “Distribution Warrants”, and together with the SPA Warrants and the PIPE Warrants, the “Warrants”), issued by the Delaware Corporation pursuant to a Warrant Agreement, dated October 27, 2025 (the “Warrant Agreement”), by and between the Delaware Corporation and Colonial Stock Transfer Company, Inc., as warrant agent.

The Conversion Shares, the ELOC Shares, the Warrant Shares and the Resale Shares are hereinafter collectively referred to as the “Shares”. The Convertible Notes, the SPAs, the ELOC Agreement, the Subscription Agreements, the Warrants and the Warrant Agreement are hereinafter collectively referred to as the “Transaction Documents”.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and resale, as applicable, of the Shares as contemplated by the Transaction Documents and as described in the Registration Statements. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Transaction Documents and Registration Statements.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Transaction Documents (except for the Distribution Warrants); (ii) the form of Distribution Warrants attached as an exhibit to the Warrant Agreement; (iii) the Registration Statements, (iv) the articles of incorporation and bylaws of the Company, and (v) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof

DeFi Development Corp.
June 26, 2026

and of the stockholders of the Company) and other documents, or forms thereof, as we have deemed necessary or appropriate, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each agreement, instrument or other document (or form thereof) we have reviewed or which is referenced herein, including, without limitation, each of the Transaction Documents, has been duly executed and delivered by the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) each natural person executing a document had, has or at the time of execution will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) the statements of fact and representations and warranties set forth in the documents we have reviewed are, or will at all relevant times be, true and correct as to factual matters; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (vi) prior to the Conversion, the Delaware Corporation has taken all corporate action required under the laws of the State of Delaware (a) in connection with and for the filing of the Registration Statements and the registration of the Shares, and (b) to authorize and approve the Transaction Documents and the performance by the Delaware Corporation of its obligations thereunder, including the issuance of Shares to the Selling Stockholders or otherwise, as applicable; (vii) the obligations of each party set forth in the Transaction Documents and in any other documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; and (viii) immediately after any issuance of Conversion Shares, ELOC Shares or Warrant Shares, as applicable, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan or arrangement, or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

DeFi Development Corp.
June 26, 2026

1.The Conversion Shares have been duly authorized by the Company, and if, when and to the extent any Conversion Shares are issued in accordance with all applicable terms and conditions of, and in the manner contemplated by, the relevant Transaction Documents (including due and proper conversion of the relevant Convertible Note(s) in accordance therewith), and as described in the relevant Registration Statement, such Conversion Shares will be validly issued, fully paid and nonassessable.

2.The ELOC Shares have been duly authorized by the Company, and if, when and to the extent any ELOC Shares are issued and sold in accordance with the applicable terms and conditions of, and in the manner contemplated by, the ELOC Agreement (including payment in full of all consideration required thereunder), and as described in the relevant Registration Statement, such ELOC Shares will be validly issued, fully paid and nonassessable.

3.The Warrant Shares have been duly authorized by the Company, and if, when and to the extent any Warrant Shares are issued in accordance with all applicable terms and conditions of, and in the manner contemplated by, the relevant Transaction Documents (including due and proper exercise of the relevant Warrant(s) in accordance therewith and payment in full of all consideration required thereunder), and as described in the relevant Registration Statement(s), such Warrant Shares will be validly issued, fully paid and nonassessable.

4.The Resale Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the filing of this opinion letter as an exhibit to the Company’s Current Report on Form
8-K, incorporated by reference into the Registration Statements. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP